CONSENT OF INDEPENDENT AUDITORS
  AMCAP Fund, Inc.

  We consent to (a) the use in this Post-Effective Amendment No. 60 to Registration Statement No. 2-26516 on Form N-1A of our report dated March 26, 1997 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


  Deloitte & Touche LLP

  April 23, 1997
  Los Angeles, California